Exhibit 10.34
December 21, 2006
Mr. Armando M. Codina
Chairman
Codina Group, Inc.
355 Alhambra Circle, Suite 900
Coral Gables, FL 33134
Dear Armando:
     Pursuant to deferral agreements (collectively, the “Deferral Agreements”) entered into prior to the date of this letter agreement and the Directors’ Stock Equivalent Purchase Plan, as amended (the “Plan”), you have previously deferred, for the period of time specified in such Deferral Agreements, the payment of fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. (collectively, the “Fees”) for years prior to 2007, and you agreed that the Fees would be converted to Stock Equivalent Units in accordance with the Plan. You would like to amend the date for the distribution of the Stock Equivalent Units corresponding to the Fees that have not been paid to you as of the date of this letter agreement (collectively, the “Outstanding Stock Equivalent Units”) as described below.
     1. Consistent with the exemption under Section 409A of the Internal Revenue Code of 1986, as amended for amounts payable prior to January 1, 2005, all Outstanding Stock Equivalent Units accrued pursuant to the Plan for your board service for periods preceding January 1, 2005 will be deferred and paid to you as follows:
     On the 30th business day after the date when you cease to be a Director of AMR Corporation, the Outstanding Stock Equivalent Units accrued for such period pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Outstanding Stock Equivalent Units by the arithmetic mean of the high and the low of AMR Corporation stock (“fair market value”) during the month when you ceased to be a Director of AMR Corporation.
     In the event of your death, the number of such Outstanding Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Margarita Codina. The payment contemplated by this paragraph will be made on the 30th business day following the date of your death.

     2. In accordance with Internal Revenue Service Notice 2006-79, the Outstanding Stock Equivalent Units accrued pursuant to the Plan for your board service for the periods January 1, 2005 through December 31, 2005 and January 1, 2006 through December 31, 2006 will be deferred and paid to you as follows:
     On the 30th business day after the date when you cease to be a Director of AMR Corporation, the Outstanding Stock Equivalent Units accrued for such period pursuant to the Plan will be converted to cash and paid to you by multiplying the number of such Outstanding Stock Equivalent Units by the fair market value during the month when you ceased to be a Director of AMR Corporation.
     In the event of your death, the number of such Outstanding Stock Equivalent Units as of your date of death will be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the amount paid to Margarita Codina. The payment contemplated by this paragraph will be made on the 30th business day following the date of your death.
     If the foregoing is satisfactory to you, please indicate by signing one of the originals (two are enclosed) and returning it to me.

Very truly yours,

Kenneth W. Wimberly
Corporate Secretary

Accepted and agreed:

/s/ Armando M. Codina Armando M. Codina

12/26/06 Date